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                                                                      Exhibit 18

November 6, 2003

Mr. John Considine
Executive Vice President and Chief Financial Officer
Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417

Dear Mr. Considine:

Note 2 of the Notes to Consolidated Financial Statements of Becton, Dickinson and Company included in its Annual Report to Shareholders, incorporated by reference in its Annual Report (Form 10-K), for the period ended September 30, 2003 describes a change in the inventory cost method from the last in, first out ("LIFO") method to the first in, first out ("FIFO") method. There are no authoritative criteria for determining a 'preferable' method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

                                                     Very truly yours,


                                                     /s/ Ernst & Young LLP